Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

CARDIONET, INC., AS PURCHASER

ECG SCANNING AND MEDICAL SERVICES, INC., AS COMPANY

and

RANDY NASUTI AND JOHN NASUTI, AS SELLERS

Dated February 10, 2012

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 THE CLOSING; PURCHASE AND SALE OF COMPANY EQUITY INTERESTS		11

2.1	Purchase and Sale of Company Stock	11
2.2	Purchase Price	11
2.3	Payment of Base Purchase Price	11
2.4	The Closing	11
2.5	Closing Deliverables	11
2.6	Working Capital	13
2.7	Earn-out Payment	15
2.8	Escrow	16

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER		16

3.1	Organization; Corporate Power and Authorization	16
3.2	Binding Effect and Noncontravention	16
3.3	Broker Fees	17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		17

4.1	Organization; Corporate Power and Authorization	17
4.2	Binding Effect and Noncontravention	17
4.3	Title to Shares	18
4.4	Capitalization	18
4.5	Financial Statements	18
4.6	Absence of Certain Changes	19
4.7	Tangible Assets	20
4.8	Compliance with Laws	21
4.9	Tax Matters	21
4.10	Environmental Matters	23
4.11	Intellectual Property	23
4.12	Real Estate	25
4.13	Litigation	25
4.14	Employee and Labor Relations	25
4.15	Employee Plans	26
4.16	Employees	27
4.17	Affiliate Transactions	28
4.18	Insurance	28
4.19	Contracts	28
4.20	Healthcare Regulatory Compliance	30
4.21	Broker Fees	31
4.22	Material Payors	32
4.23	Illegal Payments	32
4.24	Banking and Brokerage Accounts	32
4.25	Transaction Expenses	32
4.26	Indebtedness	32
4.27	Material Information	32

ii

ARTICLE 5 COVENANTS AND OTHER AGREEMENTS		33

5.1	Further Assurances	33
5.2	Public Announcements; Confidentiality	33
5.3	Employee Matters	33
5.4	Tax Matters	33
5.5	Indebtedness and Transaction Expenses	35
5.6	Sellers’ Representative	35
5.7	Noncompetition and Nonsolicitation	36

ARTICLE 6 INDEMNIFICATIONS; SURVIVAL		37

6.1	Indemnification by the Sellers	37
6.2	Indemnification by Purchaser	38
6.3	Other Indemnification Terms	38
6.4	Termination of Indemnification	39
6.5	Procedures Relating to Indemnification	39
6.6	Survival of Representations and Warranties	41

ARTICLE 7 CONDITIONS TO CLOSING		41

7.1	Conditions to Purchaser’s Obligations at Closing	41
7.2	Conditions to the Sellers Obligations at Closing	42

ARTICLE 8 MISCELLANEOUS		42

8.1	Expenses	42
8.2	Governing Law	42
8.3	Jurisdiction; Service of Process	42
8.4	Waiver of Jury Trial	43
8.5	Attorneys’ Fees	43
8.6	Waiver; Remedies Cumulative	43
8.7	Notices	43
8.8	Assignment	44
8.9	No Third-Party Beneficiaries	44
8.10	Amendments	44
8.11	Construction	44
8.12	Entire Agreement	45
8.13	Severability	45
8.14	Specific Performance	45
8.15	Release	45
8.16	Counterparts; Facsimile	45

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 10, 2012, by and among CardioNet, Inc., a Delaware corporation (“Purchaser”), ECG Scanning and Medical Services, Inc., an Ohio corporation (the “Company”), and the Persons who were the sole shareholders of the Company immediately prior to the date hereof, being John Nasuti and Randy Nasuti, (each a “Seller” and together, the “Sellers”).  Purchaser, the Company and the Sellers are sometimes referred to individually as a “Party” and collectively as the “Parties.”  Certain capitalized terms which are used herein are defined in Article 1.

WHEREAS, as of the date hereof the Sellers collectively own 750,000 Class A Common shares of the Company (the “Class A Shares”), par value $1.00 and 147,370 Class B common shares of the Company (the “Class B Shares”, and together with the Class A Shares, the “Shares”), par value $1.00, which Shares are the only issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Sellers wish to sell the Shares to Purchaser, and Purchaser wishes to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Action or Proceeding” means any action, suit, inquiry, claim, hearing, proceeding, arbitration, investigation, inquiry, or mediation by any Person, or any investigation or audit by any Government Entity.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agents” means, with respect to any Person, collectively, such Person’s directors, officers, managers, trustees, stockholders, members, partners, employees, counsel, accountants, financial advisors, consultants, lenders and independent contractors.

“Business” means providing any monitoring and/or diagnostic services (including without limitation clinical studies or INR patient self-testing) in the cardiac or blood pressure setting throughout the U.S.

“Business Day” means any day that is (a) not a Saturday or Sunday or (b) a day on which banking institutions in New York, New York are required to be open.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule prepared and delivered by the Sellers concurrently with the execution of this Agreement.

“Company Material Adverse Change” means any change, effect, matter, event, fact, condition, circumstance, occurrence or development that, individually or in the aggregate, is or would reasonably be expected to (a) be materially adverse to the Business, assets or properties (including intangible assets or properties), Liabilities, condition (financial or otherwise), operations or operating results or prospects of the Company, in each case, taken as a whole, except any adverse effect that arises from or relates to: (i) changes generally affecting the United States economy that do not have a materially disproportionate impact on either the Company or the industry in which Company conducts business, (ii) war, acts of terrorism or the outbreak of hostilities in the United States that do not have a materially disproportionate impact on the Company, (iii) the taking of any action expressly required by this Agreement and the other agreements contemplated hereby, or (vii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; or (b) materially impair the ability of the Company or the Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Company Plans” means each and all pension, retirement, supplemental pension, deferred compensation, option or other equity-based program, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short- and long-term disability, fringe benefit, cafeteria plan, flexible spending account programs, severance, employment, consulting and other employee benefit or compensation arrangements, plans, contracts, policies or practices providing compensation or benefits to any employee, director, consultant and/or other similar service provider of the Company, whether written or oral, including each and all “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained or contributed to by the Company, in which the Company participates or participated and which provides benefits to employees, directors, consultants, and/or other similar service providers of the Company or in which the Company has any Liability thereunder.

“Contracts” means all executory contracts, agreements, subcontracts, indentures, notes, bonds (including surety bonds), loan or credit agreements, instruments, leases, subleases, mortgages, franchises, licenses, purchase orders, sale orders, proposals, bids, understandings or commitments, whether written or oral, which are legally binding.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Environmental Laws” means all currently existing federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts the Business, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. §9601, et seq.; the Solid Waste Disposal Act, as heretofore amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; the Hazardous Materials Transportation Act, as heretofore amended, 49 U.S.C. §1801, et seq.; the Clean Water Act, as heretofore amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as heretofore amended (42 U.S.C. §7401-7642); the Toxic Substances Control Act, as heretofore amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as heretofore amended, 7 U.S.C. §136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 as heretofore amended, 42 U.S.C. §11001, et seq. (Title III of SARA); and the Occupational Safety and Health Act of 1970, as heretofore amended, 29 U.S.C. §651, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that is a member of the same controlled group of corporations as the Company, within the meaning of Section 414(b) of the Code, that is under common control with any Seller or the Company, within the meaning of Section 414(c) of the Code, that is a member of the same affiliated service group as any Seller or the Company, within the meaning of Section 414(m) of the Code, or that is otherwise required to be aggregated with any Seller or the Company pursuant to Section 414(o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Amount” means $500,000.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Governmental Healthcare Programs” shall mean “federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f).

“Healthcare Laws” means all applicable Laws, Governmental Healthcare Program conditions of participation, other legal requirements imposed by any Government Entity, and any judgment, decree, order, writ, or injunction of any Government Entity, concerning the licensure, certification, qualification, or operation of the Business, including, without limitation, to the extent applicable: (i) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), or other federal and state health care programs, (ii) Laws regarding the professional standards of health care professionals; (iii) Laws governing patient confidentiality and privacy including, without limitation, Health Information Laws; (iv) Laws governing the corporate practice of medicine; (v) Laws governing home healthcare providers; and (vi) Laws relating to kickbacks, self-referrals and access to health care, as well as the (A) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (B) the False Claims Act (31 U.S.C. §§ 3729 et seq.), (C) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), (D) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (E) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), (F) the exclusion Laws (42 U.S.C. § 1320a-7), (G) the civil monetary penalty Laws (42 U.S.C. § 1320a-7a), (H) the Stark Laws (42 U.S.C. § 1395nn), (I) Laws imposed or enforced by the U.S. Department of Health and Human Services, (J) Laws imposed or enforced by any state Government Entity, and (K) any other Law to which the Company is subject in providing home and community support service.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Indebtedness” means, with respect to the Company, the aggregate amount (including the current portion thereto), without duplication, of all the Company’s: (a) indebtedness for money borrowed from others, purchase money indebtedness (other than accounts payable in the ordinary course of business) and reimbursement obligations of the Company with respect to letters of credit; (b) obligations evidenced by any note, bond, debenture, guaranty or other debt security; (c) obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable arising in the ordinary course of business), whether represented by a note, earn-out or contingent purchase payment or otherwise; (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even if the right and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) any obligation of the Company under capital leases or synthetic leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss; (f) all indebtedness or obligations secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness; (g) obligations on account of any severance plans, bonus plans, employment agreements, or any other plan, agreement or arrangement to which the Company is a party, which Liability is payable or becomes due as a result of the Transactions contemplated hereby (whether or not such payment is conditioned solely upon the occurrence of such transactions or requires that other conditions also be met); (h) Liabilities with respect to interest rate swaps, collars, caps and similar hedging obligations; (i) any accrued but unpaid Taxes; (j) any accrued but unpaid bonuses; (k) negative cash-on-hand; (l) indebtedness and obligations of the type described above guaranteed in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the ordinary course; and (m) all accrued but unpaid interest expense and all unpaid penalties, fees, charges and prepayment premiums that are payable, in each case with respect to any of the indebtedness or obligations described above.

“Indemnified Person” means any Person claiming indemnification under any provision of Article 6.

“Indemnifying Person” means any Person(s) against whom a claim for indemnification is being asserted under any provision of Article 6.

“Intellectual Property” means: (i) all rights in Software; (ii) all patents, patent applications, and patent rights; (iii) all trade names, product names, brand names, trade dress, logos, packaging design, slogans, registered and unregistered trademarks and service marks and applications (the “Marks”); (iv) all copyrights in both published and unpublished works, including without limitation databases and computer programs, and all copyright registrations and applications; (v) all inventions and discoveries and invention disclosures (whether or not patentable), know how, trade secrets, and confidential or proprietary information; (vi) all internet domain names owned by the Company or operated by the Company in the conduct of their respective businesses; and (vii) all goodwill associated with Marks and claims of infringement against third parties related to the intellectual property rights described in clauses (i) through (vi) above.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 31, 2011 provided to Purchaser as part of the Financial Statements.

“Interim Period” means with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Knowledge of the Company” means and shall be limited to the actual knowledge of John Nasuti, Randy Nasuti, Joseph MacLean and Amanda Hayes, or such knowledge as such individuals should possess after due inquiry of the employees that are set forth in Section 1.1 of the Company Disclosure Schedule.

“Law” means any law (both common and statutory), statute, rule, treaty, convention, directive, regulation, regulatory code (including, without limitation, guidance notes, circulars and decisions) or ordinance, or any other pronouncement or provision having the effect of law, of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Government Entity or self regulated organization.

“Lease” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, to which the Company is a party and pursuant to which the Company uses or occupies or has the right to use or occupy any Leased Real Property.

“Leased Real Property” means, with respect to the Company, the real property leased by the Company as tenant, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, including those arising under any Law, Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, lien, pledge, charge, security interest, claim, contractual restriction, servitude, easement, right-of-way, option, right of first refusal, community property interest, conditional sale or installment contract or encumbrance of any kind.

“Loss” means any direct or indirect Liability, indebtedness, claim, loss, damage, Lien, deficiency, obligation, judgment, penalty, responsibility, costs or expenses (including reasonable attorneys’ fees and disbursements and the costs of litigation) of any nature, net of any reserves set forth on the books of the Company or as taken into account in the Purchase Price adjustment set forth in Section 2.6 hereof.

“Material Payor” means any customer, client or payor of the Company that has accounted for gross revenues to the Company of more than $50,000 during either of the years ended December 31, 2010 or December 31, 2011 and any other customer, client or payor of the Company that the Company reasonably anticipates will account for gross revenues to the Company of more than $50,000 during the current fiscal year.

“Medicaid” means the applicable provisions of Title XIX of the Social Security Act, the regulations and guidance promulgated thereby, and the federal and state Laws implementing the Medicaid program.

“Medicare” means the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereby.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, settlement agreements, rulings, regulatory restrictions, or other actions entered by, or with, any court or Government Entity, in each case whether preliminary or final.

“Permits” means all permits, licenses, certificates of need, certificates of occupancy, authorizations, registrations, franchises and other consents and approvals required by any Government Entity to lawfully operate the Business (including any pending applications for such permits, licenses, certificates, authorizations, registrations, franchises, consents and approvals).

“Permitted Liens” means (a) liens for Taxes or assessments and similar charges, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company’s books with respect thereto, (b) liens granted to landlords, sub-landlords, licensors or sub-licensors under real estate leases or rental agreements securing obligations that are not delinquent, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension or other social security programs mandated under applicable Laws, (d) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction arising in the ordinary course of business and securing obligations that are not delinquent, (e) zoning, entitlement, building and other similar restrictions which do not, individually or in the aggregate, impair the use of the assets to which they relate in the Business, or (f) those items set forth in Section 1.2 of the Company Disclosure Schedule.

“Person” means any individual, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, firm, association, unincorporated organization, Government Entity or other entity.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means all liability for Taxes for the Pre-Closing Tax Period and the Interim Period.  For purposes of calculating such liability for the Straddle Period, the portion of any Tax that is allocable to the Straddle Period shall be deemed to equal: (a) in the case of Taxes based upon or related to income or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Company and its Subsidiaries closed as of the close of such date; (b) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (c) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clause (a) or clause (b), the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period.

“Purchaser Material Adverse Change” means a material adverse change in the ability of Purchaser to perform its obligations under this Agreement or the other Transaction Documents to which it is a party or on the ability of Purchaser to consummate the Transactions.

“Restricted Area” means the United States.

“Securities Act” means the Securities Act of 1933, as amended, supplement or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Sellers’ Representative” means John Nasuti.

“Software” means any computer program, operating system, applications system, firmware or software, including all object code, source code, technical manuals, user manuals, test scripts and other documentation therefor, whether in machine-readable form, programming language or any other language, and whether stored, encoded, or written on disk, tape, film, memory device, paper or other media, and any databases necessary in the use of the computer program, operating system, application, firmware or software.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Tangible Assets” means all furniture, fixtures, equipment (including motor vehicles), computers, office equipment and apparatus, tools, machinery and supplies.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign income, gross receipts, built-in gains, net passive income, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind, whatever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (i) being a “transferee” of another person, (ii) being a member of an affiliated, combined, consolidated or unitary group, or (iii) any contractual liability, and (c) any unclaimed property, including any amounts that escheat to the state.

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Government Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

“Transaction Expenses” means all fees, costs, charges, expenses and obligations that are incurred by the Sellers or the Company in connection with or relating to the preparation for, and consummation of, the Transactions, including, without limitation, the fees, costs, charges, expenses and obligations relating to or arising out of: (a) the preparation, negotiation and execution of this Agreement and the other Transaction Documents; (b) professional services provided by any tax or accounting advisor to the Sellers or the Company; (c) professional services provided by any investment banking services provided in connection with the Transactions; (d) any payments to Joseph MacLean in connection with the Transactions, including but not limited to, payments pursuant to that certain Memorandum of Understanding by and between the Company and Joseph MacLean, dated as of May 31, 2008; and (e) the procurement of those consents, waivers, approvals, authorizations and notices that are listed on Schedule 2.5(a)(iii).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” shall mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

“Working Capital” means, the excess of the current assets of the Company over the current liabilities of the Company (excluding Indebtedness), in each case as determined in accordance GAAP and consistent with past practice. For the avoidance of doubt, Working Capital shall include those liabilities set forth in Section 4.5 of the Company Disclosure Schedule.

[INDEX OF OTHER DEFINED TERMS FOLLOWS ON NEXT PAGE]

INDEX OF OTHER DEFINED TERMS

Term	Section Reference
2012 Revenue	2.7(a)
Accounting Firm	2.6(e)
Agreement	Preamble
Base Purchase Price	2.2(a)
Claim Notice	6.4
Claims	9.15
Class A Shares	Preamble
Class B Shares	Preamble
Closing	2.4
Closing Cash Payment	2.3
Closing Date	2.4
Closing Date Balance Sheet	2.6(c)
Closing Working Capital Amount	2.6(c)
Closing Working Capital Statement	2.6(c)
COBRA	4.15(d)
Company	Preamble
Company and Purchaser Released Parties	9.15
Company Capital Stock	4.4(a)
Company Organizational Documents	2.5(a)(vii)
Competing Activity	5.10(a)
Confidential Information	5.2(b)
Disputed Earn-out Items	2.7(c)
Earn-out Dispute Notice	2.7(c)
Earn-out Payment	2.7(a)
Earn-out Statement	2.7(b)
Escrow Agreement	2.5(a)(v)
Estimated Closing Date Balance Sheet	2.6(b)
Estimated Closing Working Capital Amount	2.6(b)
Estimated Closing Working Capital Statement	2.6(b)
Estimated Working Capital Adjustment	2.6(b)
Financial Statements	4.5(a)
Funds Flow Statement	2.5(b)(iii)
Health Information Laws	4.20(d)
Insurance Policies	4.18
Interim Balance Sheet	4.5(a)(ii)
Marks	Definition of Intellectual Property in Article 1
Material Contracts	4.19
Non-Compete Period	5.10
Notice of Objection	2.6(d)
Objection Period	2.6(d)
Parties	Preamble
Party	Preamble
Purchase Price	2.2
Purchaser	Preamble
Purchaser Fundamental Representations	6.6
Purchaser Indemnified Persons	6.1(a)
Recoupment Claims	4.20(c)(iii)
Seller	Preamble

Seller Fundamental Representations	6.6
Seller Indemnified Persons	6.2(a)
Seller Releasors	9.15
Sellers	Preamble
Shares	Preamble
Third-Party Claim	6.5(a)
Transaction Documents	3.1
Transfer Taxes	5.4(d)

ARTICLE 2

THE CLOSING; PURCHASE AND SALE OF COMPANY EQUITY INTERESTS

2.1          Purchase and Sale of Company Stock. At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall purchase and accept from the Sellers and the Sellers shall sell, transfer, assign, convey and deliver to Purchaser, the Shares, free and clear of any and all Liens;

2.2          Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser hereby agrees to purchase from Sellers all of the Shares, and the Sellers hereby agree to sell to Purchaser all of the Shares, for an aggregate purchase price (the “Purchase Price”) consisting of:

(a)           five million eight hundred thousand ($5,800,000), less any Indebtedness that remains outstanding as of the Closing, subject to adjustment pursuant to Section 2.6(f) (as so adjusted, the “Base Purchase Price”); plus

(b)           the Earn-out Payment, if any, pursuant to Section 2.7.

2.3          Payment of Base Purchase Price. At the Closing, Purchaser shall pay to Sellers, by wire transfer of immediately available funds to a bank account designated by the Seller Representative to Purchaser in writing, an amount of funds equal to the sum of: (a) the Base Purchase Price, plus (b) the Estimated Working Capital Adjustment (which amount may be a negative number), minus, (c) the Escrow Amount, minus (d) the Transaction Expenses (the “Closing Cash Payment”).

2.4          The Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, P.A., 401 E. Las Olas Blvd., Suite 2000, Fort Lauderdale, Florida, at 12:01 a.m. local time. The date on which the closing occurs shall be referred to in this Agreement as the “Closing Date”.

2.5          Closing Deliverables.

(a)           At the Closing, the Sellers and the Company, as applicable, shall deliver or cause to be delivered to Purchaser, in each case in the form and substance satisfactory to Purchaser:

(i)            stock certificate(s) collectively representing all of the Shares, together with stock transfer powers duly endorsed in blank by each Seller;

(ii)           written resignations from each of the directors and officers of the Company set forth on Schedule 2.5(a)(ii), each in form and substance satisfactory to Purchaser in its reasonable discretion;

(iii)          all third party consents, waivers, approvals, permits, amendments, or other instruments or documents, each in form and substance satisfactory to Purchaser in its reasonable discretion as are set forth on Schedule 2.5(a)(iii);

(iv)          an escrow agreement, substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), duly executed by the Seller’s Representative;

(v)           an employment agreement, substantially in the form of Exhibit B attached hereto (the “MacLean Employment Agreement”), duly executed by Joseph MacLean;

(vi)          an employment agreement, substantially in the form of Exhibit C attached hereto (the “Nasuti Employment Agreement”), duly executed by John Nasuti;

(vii)         a services agreement, substantially in the form of Exhibit D attached hereto (the “FTS Services Agreement”), duly executed by Financial Technology Systems, Inc. (“FTS”);

(viii)        evidence of payment and satisfaction of any and all Indebtedness at or prior to the Closing Date;

(ix)          a termination agreement, in a form reasonably acceptable to Purchaser, terminating that certain Stock Redemption Agreement dated as of December 16, 1994, by and among the Sellers and the Company;

(x)           a termination agreement, in a form reasonably acceptable to Purchaser, terminating that certain Memorandum of Understanding by and between the Company and Joseph MacLean, dated as of May 31, 2008;

(xi)          a certificate, dated as of the Closing Date, duly executed by the Secretary of the Company, certifying as to: (A) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby; (B) resolutions duly adopted by the board of directors of the Company and minutes of the meeting of the shareholders of the Company authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and (C) the Articles of Incorporation and By-laws of the Company, as in effect immediately prior to the Closing Date, including all amendments thereto (the “Company Organizational Documents”);

(xii)         copies of the Articles of Incorporation of the Company certified by the appropriate Governmental Entity as of a date as near as reasonably practicable to the Closing Date;

(xiii)        evidence of termination of the ECG Scanning and Medical Services, Inc. 401(k) Plan;

(xiv)        a good standing certificate for the Company for its jurisdiction of organization, dated as of a date as near as reasonably practicable to the Closing Date;

(xv)         a certificate as to the non-foreign status of the Seller (in a form reasonably acceptable to Purchaser) pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations;

(xvi)        the minute books and records of the Company; and

(xvii)       such other documents or instruments in form and substance reasonably acceptable to Purchaser as Purchaser may deem reasonably necessary or as may be required to consummate the transactions contemplated hereby.

(b)           At the Closing, Purchaser shall deliver or cause to be delivered to the Sellers:

(i)            the Closing Cash Payment;

(ii)           the Escrow Amount (to be paid to the Escrow Agent);

(iii)          the Transaction Expenses, which expenses shall be paid directly to the applicable third party payee on behalf of the Sellers, in accordance with the funds flow statement attached hereto as Exhibit E (the “Funds Flow Statement”);

(iv)          the Escrow Agreement, duly executed by Purchaser;

(v)           a certificate, dated as of the Closing Date, duly executed by the Secretary of Purchaser, certifying as to: (A) the incumbency of the officers of Purchaser executing this Agreement all agreements and documents contemplated hereby; and (B) resolutions duly adopted by the board of directors or similar governing body of Purchaser authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(vi)          such other documents or instruments in form and substance reasonably acceptable to the Seller Representative as the Seller Representative may deem reasonably necessary or as may be required to consummate the transactions contemplated hereby.

2.6          Working Capital.

(a)           Prior to the anticipated Closing Date, the Company shall deliver to Purchaser a balance sheet of the Company as of the date thereof, including but not limited to the cash balance in each of the Company’s bank accounts (the “Estimated Closing Date Balance Sheet”), together with a statement (the “Estimated Closing Working Capital Statement”) setting forth a good faith estimate of the Working Capital of the Company as of the Closing Date (the “Estimated Closing Working Capital Amount”), which estimate shall be, in all cases, reasonably acceptable to Purchaser. The “Estimated Working Capital Adjustment” shall be: (i) if the Estimated Closing Working Capital Amount exceeds $1,600,000 (the “Upper Target Working Capital Amount”), an amount equal to (A) the Estimated Closing Working Capital Amount, minus (B) the Upper Target Working Capital Amount, or (ii) if the Estimated Working Capital Amount is less than $1,200,000 (the “Lower Target Working Capital Amount”), an amount equal to (X) the Estimated Closing Working Capital Amount, minus (Y) the Lower Target Working Capital Amount (which amount shall be a negative number). If the Estimated Closing Working Capital Amount is less than or equal to the Upper Target Working Capital Amount and greater than or equal to the Lower Target Working Capital Amount, then the Estimated Working Capital Adjustment shall be zero.

(b)           Within sixty (60) days after the Closing Date, Purchaser shall deliver to the Seller Representative a balance sheet of the Company as of the close of business on the Closing Date, including but not limited to the cash balance in each of the Company’s bank accounts (the “Closing Date Balance Sheet”), together with a statement (the “Closing Working Capital Statement”) setting forth in reasonable detail Purchaser’s calculation of the Working Capital of the Company as of the open of business on the Closing Date (the “Closing Working Capital Amount”).

(c)           Within thirty (30) days after receipt of the Closing Date Balance Sheet (the “Objection Period”), the Seller Representative, by written notice to Purchaser, may object to the Closing Working Capital Amount as set forth in the Closing Working Capital Statement, setting forth in such notice, in reasonable detail, the basis for such objection (the “Notice of Objection”). If the Seller Representative does not deliver a Notice of Objection to Purchaser during the Objection Period, then the calculation of the Closing Working Capital Amount as set forth in the Closing Working Capital Statement shall be deemed to have been accepted.

(d)           If during the Objection Period, the Seller Representative delivers a Notice of Objection to Purchaser, Purchaser and the Seller Representative shall negotiate in good faith to resolve all matters set forth therein. If Purchaser and the Seller Representative are unable to resolve any such dispute within a thirty (30) day period following delivery by the Seller Representative of the Notice of Objection, Purchaser and the Seller Representative shall engage a mutually acceptable independent accounting firm (the “Accounting Firm”), it being acknowledged and agreed that the Accounting Firm shall act as experts and not arbiters and shall determine only those issues set forth in the Notice of Objection that remain in dispute, and that such determination shall be final and binding upon the parties and shall be reflected in any necessary revisions to the Closing Working Capital Statement. The cost of any accounting firm engaged pursuant to this Section 2.6 shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers.

(e)           The “Final Closing Working Capital Amount” shall mean (i) the Closing Working Capital Amount as set forth on the Closing Working Capital Statement if the Seller Representative accepts the Closing Working Capital Statement as delivered or does not deliver a Notice of Objection during the Objection Period, or (ii) the Closing Working Capital Amount determined pursuant to Section 2.6(d) above, if the Seller Representative delivers a Notice of Objection.

(f)            If the Estimated Working Capital Adjustment was zero, then:

(i)            if the Final Closing Working Capital Amount is greater than the Upper Target Working Capital Amount, then such difference shall be paid by Purchaser to the Sellers, by wire transfer of immediately available funds to a bank account designated by the Seller Representative; or

(ii)           if the Final Closing Working Capital Amount is less than the Lower Target Working Capital Amount, then such difference shall be paid by the Sellers to Purchaser, by wire transfer of immediately available funds to a bank account designated by Purchaser.

For the avoidance of doubt, if the Final Closing Working Capital Amount is less than or equal to the Upper Target Working Capital Amount and greater than or equal to the Lower Target Working Capital Amount, then no adjustment shall be made to the Base Purchase Price.

(g)           If the Estimated Working Capital Adjustment was not zero, then:

(i)            if the Final Closing Working Capital Amount is greater than the Estimated Closing Working Capital Amount, then such difference shall be paid by Purchaser to the Sellers, by wire transfer of immediately available funds to a bank account designated by the Seller Representative; or

(ii)           if the Final Closing Working Capital Amount is less than the Estimated Closing Working Capital Amount, then such difference shall be paid by the Sellers to Purchaser, by wire transfer of immediately available funds to a bank account designated by Purchaser;

provided, that if the Final Closing Working Capital Amount is less than or equal to the Upper Target Working Capital Amount and greater than or equal to the Lower Target Working Capital Amount, then there shall be no adjustment to the Base Purchase Price under this Section 2.6(g) and any adjustment made pursuant to Section 2.6(a) should be reversed with any amounts representing such adjustments being paid to the appropriate party.

(h)           All payments to be made pursuant to Sections 2.6(f) or 2.6(g) (if any) shall be made within five (5) Business Days of determination of the Final Closing Working Capital Amount. If the financial requirements set forth above in Sections 2.6(f) or 2.6(g) have not been satisfied by the Sellers, Purchaser shall, in its sole discretion, be entitled to make a dollar for dollar set-off against the Earn-out Payment otherwise payable to the Sellers. Furthermore, if Sellers or Purchaser fail to make any required payments pursuant to Sections 2.6(f) or 2.6(g) at the time such payments are due, such unpaid amounts shall accrue interest at a rate of eight percent (8%) per annum until paid.

2.7          Earn-out Payment.

(a)           As contingent additional Purchase Price, (i) if the 2012 Revenue of the Company is greater than or equal to $6,400,000 (the “Revenue Earn-out Threshold”), Purchaser shall pay to the Sellers an aggregate, one-time cash payment of $600,000 (the “Earn-out Payment”). For the purposes of this Section 2.7, the term “2012 Revenue” shall mean revenue earned by the Company in the twelve-month period immediately following the Closing (the “Earn-out Year”) plus any revenue earned by Purchaser as a direct result of sales consummated by the sales employees of the Company (minus all set-offs, refunds, rebates, discounts, bad debts, reimbursements, contractual allowances and credits with respect to any 2012 Revenues), consistent with the procedures set forth in the rolling net revenue schedule attached hereto as Exhibit F.

(b)           Within sixty (60) days following the end of the Earn-out Year, Purchaser shall provide to the Seller Representative a statement setting forth in reasonable detail Purchaser’s calculation of the Earn-out Payment (the “Earn-out Statement”). If the Seller Representative disagrees with the Earn-out Statement, the Seller Representative may, within fifteen (15) days after such Earn-out Statement has been supplied by Purchaser to the Seller Representative, notify Purchaser in writing (an “Earn-out Dispute Notice”), which Earn-out Dispute Notice shall: (i) provide reasonable detail of the nature of each disputed item on the Earn-out Statement; and (ii) provide reasonable support for such positions. Unless the Seller Representative delivers to Purchaser the Earn-out Dispute Notice concerning the Earn-out Statement within fifteen (15) days after such Earn-out Statement has been delivered by Purchaser to the Seller Representative, such Earn-out Statement shall be conclusively deemed to have been agreed upon by each party and be final and binding upon all parties (including each Seller). Any items or calculations in the Earn-out Statement that is not disputed by the Seller Representative in the Earn-out Dispute Notice concerning the Earn-out Statement shall be conclusively deemed to have been agreed upon by each Seller and the Seller Representative and be final and binding upon all parties (including each Seller). For a period of fifteen (15) days after receipt by Purchaser of the Earn-out Dispute Notice from the Seller Representative, Purchaser and the Seller Representative shall (and Seller Representative shall cause each Seller to) use good faith commercially reasonable efforts to resolve the disputed items set forth therein between themselves and, if Purchaser and Seller Representative are able to resolve all of the disputed items during such time period, the Earn-out Statement shall be revised to the extent necessary to reflect such resolution and shall be final and binding upon all parties (including each Seller). If Purchaser and Seller Representative are unable to resolve all of the disputed items set forth in the Earn-out Dispute Notice within such fifteen (15) day period, Purchaser and Seller Representative shall submit the unresolved disputed items (“Disputed Earn-out Items”) to the Accounting Firm for resolution. The Accounting Firm shall act as experts and not arbiters and shall determine only the Disputed Earn-out Items. Promptly, but no later than thirty (30) days after Disputed Earn-out Items are submitted to the Accounting Firm, the Accounting Firm shall deliver a written report to Seller Representative and Purchaser as to the resolution of such Disputed Earn-out Items, which shall be final and binding upon all parties (including each Seller) and the Earn-out Statement shall be revised in accordance with the resolution of such Disputed Earn-out Items. The fees and expenses of the Accounting Firm incurred in connection with the resolution of Disputed Earn-out Items pursuant to this Section 2.7(b) shall be split evenly between Purchaser, on the one hand, and the Sellers (jointly and severally), on the other hand.

(c)           Within five (5) Business Days of finalizing the Earn-out Statement pursuant to Section 2.7(b), Purchaser shall pay the Earn-out Payment (if any) on behalf of the Sellers to the Seller Representative, to a bank account previously designated by the Seller Representative in writing, by wire transfer of immediately available funds. Such Earn-out Payment shall be calculated as follows:

(A)          If 2012 Revenue is less than the Revenue Earn-out Threshold, no Earn-Out Payment shall be paid; or

(B)          If 2012 Revenue is equal to or greater than the Revenue Earn-out Threshold, the Earn-out Payment shall be equal to $600,000.

(d)           Purchaser may, in its reasonable discretion and at its option, hold back an amount equal to any pending indemnity claims pursuant to the indemnification provisions set forth in Article 6, dollar for dollar, from any Earn-out Payment that may be payable by Purchaser to the Sellers pursuant to this Section 2.7 by providing written notice to the Seller Representative of such action.

2.8          Escrow. Prior to the Closing, the Sellers’ Representative and Purchaser shall enter into the Escrow Agreement with the Escrow Agent. In accordance with the terms of the Escrow Agreement, Purchaser shall deposit the Escrow Amount to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement in accordance with the terms of the Escrow Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants that as of the date hereof and as of the Closing Date:

3.1          Organization; Corporate Power and Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority necessary to conduct its business as it is currently being conducted. Purchaser has all requisite corporate power and authority to enter into, deliver and carry out its obligations pursuant to this Agreement and all other agreements, documents and instruments contemplated hereby (collectively, the “Transaction Documents”) to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Purchaser is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such authorization is required, except where the failure to be so authorized or in good standing would not result in a Purchaser Material Adverse Change.

3.2          Binding Effect and Noncontravention.

(a)           Each Transaction Document to which Purchaser is a party constitutes, or when executed will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the availability of equitable remedies).

(b)           The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser; (ii) cause the acceleration or modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which Purchaser is a party or is bound; (iii) result in a breach or violation by Purchaser of any of the terms, conditions or provisions of any Law applicable to Purchaser.

3.3          Broker Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents to which Purchaser is a party.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth under the corresponding section of the Company Disclosure Schedule delivered to Purchaser concurrently herewith, which Company Disclosure Schedule shall be deemed a part hereof, each Seller, jointly and severally, represents and warrants that as of the date hereof and as of the Closing Date:

4.1          Organization; Corporate Power and Authorization.

(a)           The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority necessary to conduct its business as it has been and is currently being conducted The Company has all requisite corporate power and authority to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party and to consummate the transaction contemplated thereby. The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such authorization is required, except where the failure to be so authorized or in good standing would not result in a Company Material Adverse Change. The Company’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Company and no other corporate proceeding on the part of the Company is necessary to authorize the Transaction Documents or the consummation of the transactions contemplated thereby.

(b)           The Company has heretofore furnished to Purchaser a complete and correct copy of the Company Organizational Documents, each as amended to date, and such Company Organizational Documents are in full force and effect.

4.2          Binding Effect and Noncontravention.

(a)           Each Transaction Document to which any Seller is a party constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the availability of equitable remedies).

(b)           Each Transaction Document to which the Company is a party constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the availability of equitable remedies).

(c)           The execution, delivery and performance by each Seller of the Transaction Documents to which it is a party and the consummation of transactions contemplated thereby do not and shall not (with or without notice or lapse of time or both): (i) result in the imposition of any Lien upon any of the properties or assets of the Seller; (ii) cause the acceleration or modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which the Seller is a party or by which the Seller is bound; or (iii) result in a breach or violation by the Seller of any of the terms, conditions or provisions of any Law applicable to the Seller.

(d)           The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach of the terms, conditions or provisions of the Company Organizational Documents; (ii) result in the imposition of any Lien upon any of the properties or assets of the Company; (iii) cause the acceleration or modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company is bound; (iii) result in a breach or violation by the Company of any of the terms, conditions or provisions of any Law applicable to the Company; or (iv) except as otherwise set forth in Section 4.2 of the Company Disclosure Schedule, require any authorization, consent, approval, exemption or other action by or declaration or notice to or registration with any third Person or Government Entity.

4.3          Title to Shares.  Each Seller holds of record, owns beneficially and has good and marketable title to all of the Shares set forth opposite such Seller’s name on Section 4.3 of the Company Disclosure Schedule, free and clear of any and all Liens.  Except as set forth on Section 4.3 of the Company Disclosure Schedule, no Seller is a party to any voting trust, proxy or other Contract with respect to the voting of any Shares.

4.4          Capitalization.

(a)           Section 4.4(a) of the Company Disclosure Schedule sets forth (i) the authorized shares of each class of capital stock of the Company (the “Company Capital Stock”) (ii) the issued and outstanding shares Company Capital Stock, (iii) the names of the holders of the Company Capital Stock, and (iv) the Company Capital Stock held by each such holder.  All of the issued and outstanding Company Capital Stock has been duly authorized, is validly issued, fully paid, and non-assessable, and is held of record and beneficially by the Sellers as set forth on Section 4.4(a) of the Company Disclosure Schedule and has not been issued in violation of, and is not subject to, any preemptive or subscription rights.  Except as set forth on Section 4.4(a) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts that could require the Company to issue, sell, or otherwise cause to become outstanding any of its Company Capital Stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect the Company.  There are no voting trusts, proxies or other Contracts with respect to the voting of the Company Capital Stock.

(b)           The Company does not own or control, directly or indirectly, any other equity or other ownership interest in any Person, including any securities convertible or exchangeable into or exercisable for equity or other ownership interests of any Person.

4.5          Financial Statements.

(a)           The Company has furnished Purchaser with copies of the following financial statements (collectively, the “Financial Statements”):

(i)            the Company’s unaudited balance sheets as of, and related statements of income and cash flows for the fiscal years ended, December 31, 2009 and 2010 together with all related notes and schedules thereto; and

(ii)           the Company’s unaudited balance sheet as of December 31, 2011 (the “Interim Balance Sheet”), and related statements of income (the “2011 Income Statement”) and cash flows for the fiscal year ended, December 31, 2011, each as prepared by management, together with all related notes and schedules thereto.

(b)           The Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the financial condition of the Company as of the date thereof and the results of operations for the periods covered thereby.  Neither Company nor any Seller is a party to, or has a commitment to become a party to, any off-balance sheet arrangements.  To the Knowledge of the Company, there is no contest, claim, defense or right of setoff that has been asserted relating to the amount or validity of the Company’s accounts receivable.

(c)           The Company has no Liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those recorded in the Financial Statements, except for (i) Liabilities accrued or expressly reserved for in line items on the Interim Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent (in scope and amount) with past practice, after the date of the Interim Balance Sheet that would not result in a Company Material Adverse Change or (iii) as disclosed on Section 4.5(c) of the Company Disclosure Schedule.

4.6          Absence of Certain Changes.  Since December 31, 2011, there has not been any event or change in the Company or the Business that would result in Company Material Adverse Change.  Except as set forth in Section 4.6 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, from December 31, 2011 to the date of this Agreement, the Business has been conducted in the ordinary course and consistent with past practice, and the Company has not:

(i)            redeemed or repurchased, or otherwise acquired, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock or, except in the ordinary course of business consistent with past practice, distributed any assets to any of its officers, directors, stockholders, Affiliates or other Agents;

(ii)           issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities of the Company;

(iii)          amended any of the Company Organizational Documents;

(iv)          except in the ordinary course of business consistent with past practice, borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities;

(v)           mortgaged, pledged or subjected to any Lien, other than a Permitted Lien, any portion of its assets;

(vi)          sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to any Seller or any Agents or Affiliates of the Company) any of its assets (whether tangible or intangible);

(vii)         entered into, amended, accelerated or terminated any Contract, taken any other action or entered into any other transaction involving more than $50,000, or outside of the ordinary course of business consistent with past practice;

(viii)        lost any significant referral source;

(ix)          incurred any capital expenditures or any Liabilities in respect thereof, other than capital expenditures that do not exceed $25,000 individually or $50,000 in the aggregate;

(x)           changed any methods of accounting, except as required by changes in GAAP as agreed to by the Company’s independent accountants;

(xi)          made or granted any bonus or increase in the compensation or benefits of any employee, director, consultant or similar service provider of the Company (other than in the ordinary course of business consistent with past practice);

(xii)         adopted, increased, accelerated or modified the schedule of payments or benefits under any Company Plan for or with any of the employees, directors, consultants or similar service providers of the Company;

(xiii)        entered into or amended any employment, severance or similar Contract with any employee, director, consultant or similar service provider of the Company, or entered into any collective bargaining agreement;

(xiv)        made any loan or advance to any Person, other than the extension of trade credit and advances to officers and other employees for reasonable travel and similar business expenses, in each case, in the ordinary course of business consistent with past practice;

(xv)         instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of the Company of more than $25,000 in the aggregate;

(xvi)        sustained any material damage to or destruction or loss of any property owned or used by the Company, whether or not covered by insurance, or waived or released any right of material value;

(xvii)       instituted or permitted any material change in the conduct of its business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation or conducted its billing and collection of receivables other than in the ordinary course of business consistent with past practice;

(xviii)      acquired any other business or entity or any significant portion or division thereof, whether by merger, consolidation or reorganization or by the purchase of its assets or stock; or

(xix)        committed to do any of the foregoing.

4.7          Tangible Assets.

(a)           The Company has good, valid and marketable title to, or a valid leasehold interest in, the Tangible Assets reflected on the Interim Balance Sheet or acquired since the date thereof (other than assets disposed of in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet), free and clear of any and all Liens other than Permitted Liens.  The properties and assets reflected on the Interim Balance Sheet, together with assets licensed or leased by the Company, constitute all of the assets necessary to conduct the Business as currently conducted and as currently planned to be conducted.

(b)           The Tangible Assets described in Section 4.7(b) have been maintained in accordance with normal industry practice and are suitable for their current use, normal wear and tear excepted.

4.8          Compliance with Laws.  Except as set forth on Section 4.8 of the Company Disclosure Schedule, the Company has complied in all material respects with all applicable Laws and Orders.  The Company has not received written notice alleging any violations of Laws, and there is not outstanding or, to the Knowledge of the Company, any threatened Orders of any Government Entities relating to or affecting the Company or the Business.  No formal investigation or review by any Government Entity with respect to the Company is pending for which the Company has been notified or, to the Knowledge of the Company, threatened, nor has any Government Entity notified the Company of its intention to conduct the same.

4.9          Tax Matters.

(a)           The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).  No Person responsible for Taxes of the Company expects any taxing authority to assess any additional Taxes for any period for which a Tax Return has been filed.  The Company currently is not the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.  No claim has ever been made in writing or otherwise addressed the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that is or may be subject to taxation by that jurisdiction.  There are no jurisdictions in which the Company does not file Tax Returns or pay Taxes that the Company would be required to file Tax Returns or pay Taxes.  The Company has not taken any uncertain tax positions which have not been reserved against on the Company’s Financial Statements as required by Financial Accounting Standards Board Interpretation No. 48.

(b)           The unpaid Taxes of the Company did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements.  Since December 31 2011, the Company has not incurred any Liability for Taxes outside the ordinary course of business consistent with past practice.  As of the Closing Date, the unpaid Taxes of the Company will not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of books and records and the Closing Date Balance Sheet (rather than in any notes thereto).

(c)           No deficiencies for Taxes against the Company have been claimed, proposed or assessed by any taxing authority.  There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Company.  The Sellers have delivered or made available to Purchaser complete and accurate copies of federal income and material state and local Tax Returns of the Company and its predecessors for all Tax years ending on or after December 31, 2008.  Neither the Company nor any predecessor has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency which has not been previously resolved.

(d)           There are no Liens or Taxes other than Permitted Liens on any assets of the Company.

(e)           The Company (i) has not agreed, nor is it required, to make any adjustment under Section 481(a) on the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) ending after the Closing Date; (ii) has not made an election, nor is it required to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use of property within the meaning of Section 168 of the Code; (iii) does not own any property that is subject to a “section 467 rental agreement” as defined in Section 467 of the Code; (iv) has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law); or (v) has not made any of the foregoing elections nor is it required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f)            There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, and, after the Closing Date, the Company shall not be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g)           The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return.  The Company does not have any material liability for the Taxes of any Person (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  The Company does not have a non-accountable expense reimbursement arrangement with the meaning of Treasury Regulation Section 1.62-2(c).

(i)            There is no contract, agreement plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Section 280G of the Code.

(j)            The Company does not have and has not had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country.

(k)           The Company has not had any Indebtedness that (i) was “corporate acquisition indebtedness” as defined in section 279 of the Code; (ii) bore interest any portion of which was “disqualified interest” as defined in section 163(j)(3) of the Code, or (iii) was an “applicable high yield discount obligation” as defined in section 168(i)(1) of the Code.

(l)            The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)          The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and no stock of the Company has been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

(n)           The net operating loss and credit carryovers available to the Company and their expiration dates are set forth in Section 4.9(n) of the Company Disclosure Schedule.  As of the date of this Agreement, none of such net operating losses and credit carryovers are subject to the limitations imposed by Sections 382, 383 or 384 of the Code or otherwise.

(o)           No taxing authority is asserting or to the Knowledge of the Company is threatening to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.

(p)           As of the date of this Agreement the Company has paid all estimated Taxes for all Tax periods which it is required to have paid representing 100% of the Taxes for such Tax periods.

(q)           The Company has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 301.6011-4(b).  If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(r)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) cash basis method of accounting or percentage of completion method of accounting; (iv) an election under Section 108(i) of the Code; (v) prepaid amount received on or prior to the Closing Date or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax law).

4.10        Environmental Matters.  The Company is, and for the previous four (4) years has been, in material compliance with all applicable Environmental Laws.  The Company has not received written notice of violations or Liability arising under any Environmental Laws and there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened, against the Company under any Environmental Law.  There are no current circumstances or conditions arising out of or relating to the operation of the Business or the Leased Real Property which could reasonably be expected to give rise to Liability of the Company under any Environmental Laws.  The Company has made available to Purchaser all environmental assessments, reports, audits, investigations or analysis in his possession or control relating to the Leased Real Property.

4.11        Intellectual Property.

(a)           Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, (i) the Company does not own, nor in the past three (3) years has owned, any title, rights or interest (other than as a licensee), to or in any patents, patent applications, registered copyrights or copyright registrations, and (ii) none of the Sellers or their Affiliates (other than the Company) owns any Intellectual Property used in the Business.

(b)           Section 4.11(b) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all applications and registrations for Intellectual Property used in the Business.

(c)           Section 4.11(c) of the Company Disclosure Schedule sets forth a true, complete, and accurate list of all Intellectual Property licensed by the Company from a third party (other than licenses of mass-marketed software).

(d)           Except as expressly disclosed on Section 4.11(d) of the Company Disclosure Schedule:

(i)            the conduct of the business of the Company, the Intellectual Property of the Company, and the past or current uses of the Intellectual Property of the Company, do not, to the Knowledge of the Company, infringe upon, conflict with, misappropriate, or violate any Intellectual Property rights or any other proprietary right of any other Person, and no claim or demand has been made to the Company or any Seller that the conduct of the Business, the Intellectual Property of the Company, or the past or present use of the Intellectual Property of the Company, infringes upon any Intellectual Property rights or any other proprietary right of any other Person;

(ii)           with respect to each item of Intellectual Property owned by the Company, the Company is the sole and exclusive owner of all right, title, and interest in and to such Intellectual Property, free and clear of all Liens (other than Permitted Liens), without any conflict with, or infringement on, the rights of any Person;

(iii)          with respect to each item of Intellectual Property licensed by the Company, the Company has valid and enforceable licenses to use such Intellectual Property in the continued operation of its Business as currently conducted pursuant to the terms of the license agreement governing the use of such Intellectual Property;

(iv)          the Company has not granted any license, sub-license or option with respect to any Intellectual Property used in the Business;

(v)           the Company has taken commercially reasonable measures to maintain the confidentiality of the processes and formulae, research and development results, and other know-how or trade secrets of the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof;

(vi)          the Intellectual Property owned by the Company has not been adjudged by a court of competent jurisdiction, arbitrator, or other Government Entity as, and to the Knowledge of the Company, no claim or demand has been made or is pending alleging that any such Intellectual Property is, invalid or unenforceable or not exclusively owned by the Company;

(vii)         to the Knowledge of the Company, no Person is engaging or has engaged in any activity that infringes upon the Company’s Intellectual Property rights or any other proprietary right of the Company in its Intellectual Property;

(viii)        each license governing the use of the licensed Intellectual Property is valid and enforceable as against the Company, and, to the Knowledge of the Company, all other parties thereto, binding on the Company and, to the Knowledge of the Company, all other parties thereto, and in full force and effect as against the Company and, to the Knowledge of the Company, the other parties thereto;

(ix)          the Company is not, and to the Knowledge of the Company, no other party to any license of the licensed Intellectual Property is, in material breach thereof or default thereunder; and

(x)           neither the execution of this Agreement nor the consummation of the Transactions shall create an Lien upon the Company’s Intellectual Property, render any Contract governing the applicable the Company’s rights to Intellectual Property invalid, unenforceable, or not binding with respect to the Company or any other parties thereto, or constitute, with or without notice or the passage of time or both, a breach, violation, or default, or give rise to any right of termination, modification, cancellation, suspension, limitation, revocation, or acceleration of, or prepayment or increased payment for, or otherwise in any way affect the terms or conditions governing, the Company’s rights in any Intellectual Property.

4.12        Real Estate.

(a)           Owned Property.  The Company does not currently own, nor has it ever owned, any real property.

(b)           Leased Property.  Section 4.12(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the Leases for Leased Real Property that the Company leases or subleases from any other Person, including the current rental amount under each Lease.  Complete and accurate copies of the Leases have previously been delivered to Purchaser.  With respect to Leases listed on Section 4.12(b) of the Company Disclosure Schedule, the Company (A) has a valid leasehold interest, free and clear of any and all Liens (except Permitted Liens) and (B) the Lease is valid, binding and enforceable in accordance with its terms.  Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, neither the Company, nor, to the Knowledge of the Company, any other party, is in default in any material respect with respect to any of the Leased Real Property, and there are no outstanding material breaches, defaults or circumstances which, to the Knowledge of the Company, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Lease.  To the Knowledge of the Company, each parcel of the Leased Real Property is suitable for its current use.  Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, the Company has properly exercised within the time prescribed in any Lease any option provided therein to extend or renew the Lease term.

4.13        Litigation.  Section 4.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all pending Actions or Proceedings (a) by or against the Company or that otherwise relate to or may affect the Business or any of the properties or assets owned, leased or operated by the Company, (b) to the Knowledge of the Company, by or against any of the directors, officers or managers of the Company in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.  To the Knowledge of the Company, no other such Action or Proceeding has been threatened.  The Company has delivered to Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Actions or Proceedings.  The Company is not currently operating under or subject to any Order or any Government Authority.

4.14        Employee and Labor Relations.

(a)           The Company is in material compliance with all Laws governing the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

(b)           The Company is not a party to a collective bargaining agreement and is not otherwise bound to a collective bargaining agreement or any Contract relating to similar matters.  No application or petition for an election of or for certification of a collective bargaining agent relating to the Company is pending as of the date of this Agreement.

(c)           There has not been any strike, slowdown, work stoppage or lockout involving the Company.  To the Knowledge of the Company, there has been no union organizing, election or other activities made or threatened at any time by or on behalf of any union, works council or other labor organization or group of employees with respect to any employees of the Company.  There is no union, works council, or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the Transactions.

(d)           Except as set forth on Section 4.14(d) of the Company Disclosure Schedule, there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or similar Government Entity and no such charge or complaint has been made against the Company since January 1, 2010.  There has been no charge of discrimination filed against the Company with the Equal Employment Opportunity Commission or similar Government Entity during the last three years prior to the date hereof.

(e)           The Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law, and no such action will be implemented without advance notification to Purchaser.  Section 4.14(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all individuals whose employment with the Company has terminated during the ninety (90) day period prior to the date of this Agreement.

4.15        Employee Plans.

(a)           Set forth in Section 4.15(a) of the Company Disclosure Schedule is a complete and correct list of each Company Plan.  The Company has made available to Purchaser, to the extent applicable, with respect to each Company Plan (i) the plan document and all amendments thereto (or, in the case of any unwritten Company Plan a written summary thereof), (ii) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof, (iii) the trust agreement, (iv) the three (3) most recent Form 5500 Annual Reports, (v) non-discrimination testing results on the Company’s 401(k) Plan for the three (3) most recent plan years, (vi) for each Company Plan which is intended to be a “qualified plan” under Section 401 of the Code, the most recent determination letter received from the IRS, and (vii) all related Contracts, insurance Contracts, and other Contracts by which such Company Plan is established, operated, administered, or funded.  The Company does not have any formal plan or commitment, whether legally binding or not, to create any additional Company Plan or modify or change any existing Company Plan.

(b)           The Company does not have any ERISA Affiliates.

(c)           Each Company Plan materially complies in form and has been materially maintained and operated in accordance with the requirements of all applicable Laws, including ERISA and the Code, if applicable, and each Company Plan has been maintained and operated in accordance with its terms.

(d)           All required reports and descriptions (including, without limitation, Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed with the appropriate Government Entities and distributed appropriately to participants and beneficiaries with respect to each Company Plan.  The requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) have been met with respect to each Company Plan that is an Employee Welfare Benefit Plan and that is subject to such requirements.

(e)           All contributions (including all employer contributions and employee salary reduction contributions) that are due have been timely paid to each Company Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been timely paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company.  All premiums or other payments for all periods ending on or before the Closing Date have been timely paid with respect to each Company Plan that is an Employee Welfare Benefit Plan.

(f)            Each Company Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter, and to the Knowledge of the Company, there are no facts or circumstances that have affected or are likely to affect the qualified status of such Company Plan.  Except as set forth on Section 4.15(f) of the Company Disclosure Schedule, none of the Company Plans is, and the Company does not have any Liability (including current or potential withdrawal Liability) with respect to, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA.  Except as required by COBRA, none of the Company Plans provide for or promise retiree medical, disability, or life insurance benefits.  No Company Plan is (i) a defined benefit plan or subject to Section 412 of the Code or Title IV of ERISA or (ii) a self-insured group health plan.

(g)           Except as set forth on Section 4.15(g) of the Company Disclosure Schedule, there has been no “prohibited transaction” (as defined in ERISA § 406 or Code § 4975) and no “reportable event” (within the meaning of ERISA § 4043) has occurred, with respect to any Company Plan.  No “fiduciary” (as defined in ERISA § 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.  To the Knowledge of the Company, no Action or Proceeding with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending, threatened, or anticipated.  To the Knowledge of the Company, there is no basis for any such Action or Proceeding.

(h)           Except as specified on Section 4.15(h) of the Company Disclosure Schedule, (i) the Company is not, nor will be, obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual from the Company; and (ii) the transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by the Company being classified as an excess parachute payment under Section 280G of the Code.

(i)            Each Company Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code (each, a “Section 409A”) is and has been operated in compliance with the provisions of Section 409A of the Code and Treasury Regulations promulgated thereunder.

4.16        Employees.  Section 4.16 of the Company Disclosure Schedule contains a complete and accurate list as of January 1, 2012 of (a) the employees employed by the Company that earn, on an annualized basis, greater than $50,000 per annum and such employees date of hire, and (b) the rate of all compensation paid by the Company to each such employee in calendar year 2011 plus any bonus, contingent or deferred compensation related to calendar year 2010.  To the Knowledge of the Company, no employee listed on Section 4.16 of the Company Disclosure Schedule has indicated an intention to terminate his or her employment with the Company.

4.17                        Affiliate Transactions.  Except as set forth on Section 4.17 of the Company Disclosure Schedule, no officer, director, employee, shareholder or Affiliate of any of the Sellers, the Company or any individual related by blood, marriage or adoption to any such Person, or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract or transaction with the Company or has any material interest in any material assets or property used by the Company.

4.18                        Insurance.  Section 4.18 of the Company Disclosure Schedule sets forth a list of each insurance policy currently maintained by the Company (the “Insurance Policies”), which policies are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent in accordance with the conduct of its business.  All premiums due and payable on the Insurance Policies have been paid in full by the Company, and the Company is in compliance in all material respects with the terms and conditions of each Insurance Policy.  Except as set forth on Section 4.18 of the Company Disclosure Schedule, the Company has received written notice of, or has any reason to believe there will be, any premium increase (other than consistent with past practice) under, cancellation or termination of, or intent to cancel, any Insurance Policy.  There are no claims pending under any Insurance Policy as to which the insurer has denied liability or is reserving its rights.  The Insurance Policies will remain in full force and effect and will not in any way be affected by or terminate by reason of the Transactions.

4.19                        Contracts.  Section 4.19 of the Company Disclosure Schedule identifies a list, as of the date of this Agreement, of each of the following Contracts (collectively, the “Material Contracts”):

(a)                                 any Contract under which the Company: (i) sold or purchased products or services pursuant to which the aggregate of payments due to or from the Company; or (ii) anticipates selling or purchasing products or services; and in which the aggregate payments due to or from the Company pursuant to such Contract is expected to equal or exceed $20,000;

(b)                                 Contracts relating to joint ventures or partnerships involving the Company;

(c)                                  Contracts containing covenants of the Company prohibiting or materially limiting the right to compete in any line of business or prohibiting or restricting any of their ability to conduct business with any Person or in any geographical area;

(d)                                 Contracts relating to the acquisition by the Company of any operating business, the capital stock or equity securities of any other Person or, except for inventory and Tangible Assets acquired in the ordinary course of business consistent with past practice, any other assets or property (real or personal) for a purchase price of more than $50,000 individually (or in the aggregate, in the case of any related series of Contracts);

(e)                                  Contracts with a physician, an immediate family member of a physician (as that term is defined in 42 C.F.R. § 411.351) or any other referral source, including any Contract with a pharmacy or any other supplier of medical products to patients of the Company;

(f)                                   Contracts with an entity in which, to the Knowledge of the Company, a referring physician (as that term is defined in 42 U.S.C. § 1395nn(h)(7)) or a referring physician’s immediate family member has an ownership or investment interest;

(g)                                  Contracts requiring the payment by the Company of a royalty, override or similar commission or fee of more than $25,000 in any one year;

(h)                                 any Contract relating to Indebtedness;

(i)                                     Contracts relating to the creation of Liens (other than the Permitted Liens) or the guarantee of the payment of Liabilities or performance of obligations of any other Person by the Company;

(j)                                    Contracts and other agreements pursuant to which any Person has granted to the Company or has been granted by the Company the right to use or purchase any Tangible Assets or Intellectual Property and involving the payment of amounts in excess of $25,000 in any one year (individually or, in the aggregate, in the case of any related series of Contracts);

(k)                                 distributor, agency, dealer, sales representative, advertising or marketing contracts of the Company;

(l)                                     all powers of attorney granted by the Company;

(m)                             Contracts between the Company and any of its Affiliates;

(n)                                 all indentures, mortgages, promissory notes, loan agreements, pledge agreements, conditional sale agreements, guarantees or other Contracts of the Company for the borrowing of money, for a line of credit, or for a capital lease;

(o)                                 Contracts of the Company with respect to the lending or investing of funds; and

(p)                                 any other Contract which is material to the Company.

The Company has made available to Purchaser complete and accurate copies of all of the Material Contracts.  With respect to each Material Contract, as of the date of this Agreement: (a) such Contract is legal, valid, binding, enforceable and in full force and effect with respect to the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the availability of equitable remedies); (b) the Company and, to the Knowledge of the Company, the other parties to the Contract have performed all of their respective obligations required to be performed under the Contract as of the date hereof; (c) the Company is not, nor, to the Knowledge of the Company, any other party to the Contract is in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Company or, to the Knowledge of the Company, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Lien on any of the shares or interests or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has the Company given or received notice or other communication alleging the same; and (d) no party has repudiated any portion of the Contract and to the Knowledge of the Company, no party to the Contract has provided a written notice that it does not intend to renew it at the end of its current term if such Contract provides for notice of non-renewal.

4.20                        Healthcare Regulatory Compliance.

(a)                                 Except as set forth on Section 4.20(a) of the Company Disclosure Schedule, there is no Action or Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of their respective officers, managers, directors (or Persons performing similar functions), agents or employees, and neither the Company nor to the Knowledge of the Company any of its respective Agents is involved in or subject to, directly or indirectly, any investigation by or with any Government Entity relating to any of the Permits, Governmental Healthcare Programs (including but not limited to, Medicare or Medicaid) or any state-sponsored reimbursement program (“State Program”) provider agreement or other approval by a Government Entity required, or alleged by such Government Entity to be required, under any Healthcare Laws for the operation of the Business or the Company’s proposed business activities.

(b)                                 The Company has conducted and is conducting its business and operations in compliance with, and none of the directors, managers, and executive officers of the Company nor, to the Knowledge of the Company, any of the Company’s employees or Agents, has been or is engaged in any activity that would constitute a violation of, any applicable Healthcare Law or any material requirements of any Contracts between the Company and any third-party payor.  Without limiting the generality of the foregoing:

(i)                                     there is no Action or Proceeding pending or, to the Knowledge of the Company, threatened, alleging noncompliance with, or otherwise involving, any Healthcare Laws against the Company;

(ii)                                  except as set forth on Section 4.20(b)(ii) of the Company Disclosure Schedule, the Company (A) is not a party to a corporate integrity agreement, a Certificate of Compliance Agreement with the Office of Inspector General of the Department of Health and Human Services, or similar government-mandated compliance program or agreement, (B) does not have any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Government Entity, or (C) has not been served with or received any search warrants, subpoenas, or civil investigative demands from any Government Entity related to its business operations; and

(iii)                               except as set forth on Section 4.20(b)(iii) of the Company Disclosure Schedule, the Company (A) has not received any notice of denial of payment, recoupment, or overpayment, set-off, penalty or fine from any Governmental Healthcare Programs, or any other third-party payor, with respect to the services provided by the Company prior to the Closing (collectively, “Recoupment Claims”), or (B) has no outstanding overpayments or refunds due to Governmental Healthcare Programs or any other third-party payor or patient that is in excess of $30,000 in the aggregate.  To the Knowledge or the Company, there is no basis for any Recoupment Claims based upon claims or bills submitted or to be submitted in connection with services rendered by the Company.

(c)                                  The Company is a “covered entity” as those terms are defined and used under HIPAA.  The Company is in material compliance with HIPAA and all applicable Laws relating to the privacy, security, and transmission of health information (collectively, “Health Information Laws”) with regard to its operations and the services it provides and with regard to any and all health plans maintained for the benefit of the Company’s employees.  The Company has made available to Purchaser copies of policies and procedures and any and all other materials related to compliance with the Health Information Laws.  The format and transmission of information in the course of the transactions conducted by the Company meets the standards set forth and referenced in the Health Information Laws.  The Company has not received any notice from any Person, including any Government Entity, regarding its or any of its agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health-related information in violation of any applicable Health Information Law.  To the Knowledge of the Company, there is no misuse, improper disclosure or security incident (each as determined by reference to the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. part 160 and Part 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Part 164, Subparts A and C) or state Laws, as applicable), involving individually identifiable health-related information by, or in the case of “Security Incidents” (as defined at 45 C.F.R. § 164.304) involving electronic individually identifiable health-related information held by, the Company or any of its Agents, involving individually identifiable health-related information that has not been remedied as required by applicable Law.  To the extent required under the Health Information Laws, the Company is a party to compliant business associate agreements with all appropriate parties in accordance with such Health Information Laws.

(d)                                 Neither the Company nor, to the Knowledge of the Company, any of the Company’s current or former Agents (at the time of, in connection with, arising from, or otherwise related to such Agents’ employment or retention by, or representation of, the Company): (i) has been convicted of, charged with, or entered into any settlement or reformation agreement with any Government Entity to avoid conviction of, any violation of any Law related to any Governmental Healthcare Programs or State Program, (ii) has been convicted of any violation of Healthcare Laws, (iii) is excluded, suspended, or debarred from participation, or has received a notice of their exclusion, suspension, or debarment from participation, or is otherwise ineligible to participate, in Governmental Healthcare Programs or State Program, (iv) has been convicted of, or entered into any settlement or reformation agreement with any Government Entity to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f), or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder, or (v) has been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e)                                  A complete and accurate list of all Permits is set forth on Section 4.20(e) of the Company Disclosure Schedule.  All Permits of the Company are in full force and effect, no violations with respect to such Permits have occurred or, to the Knowledge of the Company, are or have been recorded and no Action or Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any such Permit.  The Company has conducted their business in compliance with all terms and conditions of the Permits.  No suspension, revocation or cancellation of any Permit is pending, or to the Knowledge of the Company, threatened.  Except as set forth in Section 4.20(e) of the Company Disclosure Schedule, no Permits of the Company will be suspended, revoked or cancelled as a result of the Transactions and such Permits will continue to be in full force and effect after the Closing.  The Company is not relying on any exemption from or deferral of any Law or Permit that would not be available to the Company after the Closing.  The Company has not (i) offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits or contributions (other than incidental gifts or articles of nominal value) to any actual or potential customer, supplier, governmental employee, physician, hospital representative or other Person in a position to assist or hinder the Company in connection with any actual or proposed transaction or to any political party, political party official or candidate for federal, state or local public office in violation of any Law or (ii) maintained any unrecorded fund or asset of the Company for any improper purpose or made any false entries on its books and records for any reason

4.21                        Broker Fees.  Except for Joseph MacLean, whose fees and commissions will be paid by the Sellers (or by Purchaser at the direction of the Sellers out of the Purchase Price as a component of Transaction Expenses), neither the Company nor any Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

4.22                        Material Payors.

(a)                                 Set forth in Section 4.22(a) of the Company Disclosure Schedule is a complete list of each Material Payor, including the aggregate gross revenues to the Company generated by each such Material Payor during the years ended December 31, 2010, and December 31, 2011.

(b)                                 Except as set forth in Section 4.22(b) of the Company Disclosure Schedule, the Company has not received any notice, whether written or oral, from any Material Payor to the effect that such Material Payor will stop or materially decrease the rate of or change the terms (whether related to payment, price or otherwise) with respect to, purchasing services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  Further, except as set forth on Section 4.22(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no Material Payor presently intends to deliver any such notice.

4.23                        Illegal Payments.  Neither the Company, the Sellers, the Affiliate of the Company or the Sellers nor, to the Knowledge of the Company, any of their respective Agents or immediate family members has (a) used any funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any payment in violation of applicable Laws to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any payment or offer of payment to any healthcare provider or supplier, an existing or potential patient or client of the Company, or any other Person in violation of any applicable Healthcare Law, or (d) made any other payment in violation of applicable Laws.

4.24                        Banking and Brokerage Accounts.  Section 4.24 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, safe deposit box, and relationship, indicating in each case the account number and the names of the Agents of the Company having signatory power with respect thereto.

4.25                        Transaction Expenses.  Section 4.25 of the Company Disclosure Schedule sets forth all Transaction Expenses, the recipients of such Transaction Expenses and the amounts to be received by each such recipient on account of Transaction Expenses.

4.26                        Indebtedness.  Section 4.26 of the Company Disclosure Schedule sets forth any and all Indebtedness as of the date hereof.

4.27                        Material Information.  All factual information furnished by or on behalf of the Company to Purchaser for purposes of or in connection with this Agreement does not contain any untrue statement of a material fact and taken together with all of such other information, is not incomplete by omitting to state any material fact necessary to make such information not misleading.  To the Knowledge of the Company, there is no fact which, individually or in the aggregate, has, or could reasonably be expected to cause, a Company Material Adverse Change, which fact has not been set forth herein, in the Financial Statements or in any certificate, opinion or other written statement made or furnished by any Seller or the Company to Purchaser.

ARTICLE 5
COVENANTS AND OTHER AGREEMENTS

5.1                               Further Assurances.  From and after the Closing, Purchaser, the Company and each of the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the Transactions.

5.2                               Public Announcements; Confidentiality.

(a)                                 None of the Company or the Sellers shall make, or permit any Agent or Affiliate to make, any public statements, including any press releases, with respect to this Agreement, the other Transaction Documents or the Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by any Law or Order, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

(b)                                 The Parties acknowledge and agree that all confidential information relating to the Sellers, the Company or Purchaser or their respective Affiliates, and the businesses of the Sellers, the Company or Purchaser or their respective Affiliates, including confidential matters consisting of “know-how,” trade secrets, customer lists, details of Contracts, pricing policies, operational and service methods, sales data, marketing plans or strategies, service development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects and inventions and projects of each of the Sellers, the Company or Purchaser or their respective Affiliates (collectively, “Confidential Information”) are valuable, special and unique assets of such Person to which the Confidential Information relates and are, and following the Closing, will continue to be owned exclusively by such Person.  The Sellers, the Company, and their respective Affiliates each agrees to, and agrees to use commercially reasonable efforts to cause its Agents to, treat the Confidential Information, together with any other confidential information furnished to the Sellers, the Sellers’ Representative, the Company or their respective Affiliates by Purchaser or its Affiliates as confidential and not to make use of such information for its own purposes or for the benefit of any other Person.  Without limiting the generality of the foregoing, the parties expressly acknowledge and agree that the material terms of this Agreement (including the amount of the Purchase Price) constitute Confidential Information, and, in any event, unless otherwise publicly disclosed by Purchaser, each Party agrees not to, and agrees to use its commercially reasonable efforts to cause its Agents not to, disclose such terms to any Person, except to the extent required by Law, in which case the non-disclosing parties will be given as much advance notice as reasonably possible with respect to the nature of such required disclosure.

5.3                               Employee Matters.  Nothing contained in this Agreement shall (a) amend, modify or create or be deemed to amend, modify or create any Company Plan or other employee program, policy, practice, agreement or arrangement, (b) provide any person not a party to this Agreement with any right, benefit or remedy with regard to any Company Plan or a right to enforce any provision of this Agreement,  (c) limit in any way Purchaser’s ability to amend or terminate any particular Company Plan at any time or (d) obligate Purchaser to continue the employment of any employee for any length of time or preclude the ability of Purchaser or any of its Affiliates to terminate the employment of any employee.

5.4                               Tax Matters.

(a)                                 Filing of Tax Returns.  With respect to each Tax Return for the Company covering a Pre-Closing Tax Period, the Sellers shall (i) prepare or cause each Tax Return to be prepared in accordance with applicable Law and past practice and (ii) pay the Taxes due with respect to any Pre-Closing Tax Period reflected on such Tax Returns.  The Sellers shall provide such Tax Returns to

Purchaser to review and comment on such Tax Returns not less than thirty (30) days prior to filing and shall consider Purchaser’s comments and resolve any disputes in good faith.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods beginning and ending after the Closing Date.  Purchaser shall prepare and file or cause to be prepared and filed when due any Tax Returns of the Company for Straddle Periods.  Purchaser shall permit the Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing.  In the event Purchaser and Sellers’ Representative do not agree on the substance of such Tax Return with respect to any matter that will adversely affect the Taxes due by Sellers under such Tax Return, then the Sellers’ Representative and Purchaser shall negotiate in good faith to resolve such disputed items.  The Sellers will remit to Purchaser not less than seven (7) days prior to the due date (or extended due date) of any Tax Return for a Straddle Period allocable any Pre-Closing Taxes In the event that the Sellers’ Representative and Purchaser fail to resolve any disputes with respect to any Tax Returns within twenty (20) days prior to the due date (subject to any extensions) to file such Tax Returns, the Sellers and Purchaser agree that the Accounting Firm shall make an independent determination of such disputed items that shall be final and binding on the Parties hereto.  The fees for the Accounting Firm shall be paid in the same manner as described in Section 2.6(d).  Neither Party (nor any of their Affiliates) shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the determination of the Accounting Firm unless otherwise required by Law.

(b)                                 Cooperation on Tax Matters.  Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, at the expense of the requesting party, in connection with the filing of Tax Returns pursuant to this Section 5.4 and any audit, Action or Proceeding, with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period (or portion of any period on or before the Closing Date) until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(c)                                  Tax Elections/Accounting.  Without the prior written consent of Purchaser, none of the Sellers or the Company shall, to the extent it may affect or relate to the Company after the Closing, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action related to Taxes.  Prior to the Closing Date, the Company shall pay or cause to be paid any Tax or any other liability or charge of the Company when due (other than Taxes or charges contested in good faith by appropriate Action or Proceedings and for which the Company has made adequate reserves in accordance with GAAP).

(d)                                 Certain Taxes.  Any and all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the related documents and the transactions contemplated hereby and thereby (“Transfer Taxes”) shall be paid by the Sellers.  The Company shall use commercially reasonable efforts to avail itself and the Company of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

5.5                               Indebtedness and Transaction Expenses.  The Sellers shall pay or cause to be paid in full (including by Purchaser at the direction of the Sellers out of the Purchase Price pursuant to Section 2.5(b)(iii)), on or prior to Closing, all Indebtedness and Transaction Expenses.

5.6                               Sellers’ Representative.

(a)                                 By virtue of their execution of this Agreement, each Seller designates and appoints the Sellers’ Representative as such Seller’s agent and attorney-in-fact with full power and authority to act for and on behalf of each Seller in connection with the transactions contemplated by this Agreement, including, without limitation:

(i)                                     to negotiate, execute and deliver any amendments or modifications to this Agreement;

(ii)                                  to give and receive notices and communications;

(iii)                               to provide written instructions to the Escrow Agent under the Escrow Agreement;

(iv)                              to accept service of process on behalf of the Sellers pursuant to Section 8.3;

(v)                                 to authorize and agree to adjustments to the Purchase Price under Section 2.6 and other applicable provisions of this Agreement; and

(vi)                              to agree to, negotiate, enter into settlements and compromises of, and comply with Orders of courts or other Government Entities and awards of arbitrators, with respect to, any claims by any Purchaser Indemnified Person against any Seller or by any Seller against any Purchaser Indemnified Person, or any other dispute between any Purchaser Indemnified Person and any Seller, in each case relating to this Agreement or the Transactions and to take all actions that are either (y) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (z) specifically mandated by the terms of this Agreement.

Notices or communications to or from the Sellers’ Representative constitute notice to or from each of the Sellers for all purposes under this Agreement.

(b)                                 In the event of the death or incapacity of the Sellers’ Representative, a successor Sellers’ Representative will be elected promptly by the Sellers whose interests aggregate not less than a majority of the Purchase Price and the Sellers will so notify Purchaser.  Each successor Sellers’ Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used in this Agreement includes any successor Sellers’ Representative.

(c)                                  A decision, act, consent or instruction of the Sellers’ Representative constitutes a decision of all the Sellers and is final, binding and conclusive upon the Sellers, and Purchaser and any Purchaser Indemnified Person may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers.  Purchaser is hereby relieved from any Liability to any Person for any acts done or omissions by Purchaser in accordance with such decision, act, consent or instruction of the Sellers’ Representative.  Without limiting the generality of the foregoing, Purchaser is entitled to rely, without inquiry, upon any document delivered by the Sellers’ Representative as being genuine and correct and having been duly signed or sent by the Sellers’ Representative.

(d)                                 Each of the Sellers grants unto the Sellers’ Representative full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Sellers’ Representative may lawfully do or cause to be done by virtue hereof.  EACH SELLER ACKNOWLEDGES THAT IT IS HIS, HER OR ITS EXPRESS INTENTION TO HEREBY GRANT A DURABLE POWER OF ATTORNEY UNTO THE SELLERS’ REPRESENTATIVE AND THAT THIS DURABLE POWER OF ATTORNEY IS NOT AFFECTED BY SUBSEQUENT INCAPACITY OF SUCH SELLER.  Each of the Sellers further acknowledges and agrees that upon execution of this Agreement, any delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Sellers’ Representative pursuant to this Section 5.6, such Person shall be bound by such documents as fully as if such Person had executed and delivered such documents.

(e)                                  In taking any action whatsoever hereunder, the Sellers’ Representative shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it to be sufficient.  The Sellers’ Representative may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith or in accordance with the advice of counsel.  The Sellers’ Representative shall not be liable to the Sellers for the performance of any act or the failure to act so long as such actions, or failure to act, was not fraudulent.  The Sellers’ Representative shall be entitled to indemnity by the Sellers from and against any and all Losses which may at any time be imposed on, incurred by or asserted against the Sellers’ Representative in any way relating to or arising out of this Agreement, any other Transaction Document or any related agreement or instrument or any action taken or omitted to be taken by the Sellers’ Representative under or in connection therewith, unless such Losses resulted solely from the bad faith of the Sellers’ Representative.  If an Action or Proceeding with respect to which the Sellers’ Representative is entitled to indemnification hereunder should be commenced or threatened against the Sellers’ Representative, the Sellers’ Representative shall be entitled to all fees and expenses reasonably incurred in connection with the investigation and defense thereof.  The foregoing indemnity obligations of the Sellers shall be several only (and not joint).

5.7                               Noncompetition and Nonsolicitation.  The Sellers acknowledge that the Company has over many years devoted substantial time, effort and resources to developing their trade secrets and other confidential and proprietary information, as well as the Company’s relationships with customers, suppliers, independent contractors, employees and others doing business with the Company; that such relationships, trade secrets and other information are vital to the successful conduct of the Company’s businesses in the future; that because of the Sellers’ access to the Company’s confidential information and trade secrets, the Sellers would be in a unique position to divert business from the Company and to commit irreparable damage to the Company were the Sellers to be allowed to compete with the Company or to commit any of the other acts prohibited below; that the enforcement of the restrictive covenants against the Sellers would not impose any undue burden upon any Seller; that the time, scope, geographic area and other provisions contained in this Section 5.7 are reasonable and necessary to protect the goodwill and business of the Company; and that the ability to enforce the restrictive covenants against the Sellers is a material inducement to the decision of Purchaser to consummate the transactions contemplated by this Agreement.  Accordingly, during the period commencing on the Closing Date and ending on the five (5) year anniversary of the Closing Date (the “Non-Compete Period”):

(a)                                 no Seller will, anywhere in the Restricted Area, directly or indirectly, whether as a principal, agent, employee or otherwise, or alone or in association with any Person, own, share in the earnings of, invest in the stock, bonds or other securities of, manage, operate, control, participate in the ownership, management, operation, or control of, finance (whether as a lender, investor or otherwise), guaranty the obligations of, be employed by, associated with, or otherwise aid or assist in any manner any Person that is engaged in the Business (a “Competing Activity”).  The Sellers will not be in violation of this Section 5.7 solely by reason of investing in stock, bonds or other securities of any Person engaged in a Competing Activity (but without otherwise participating in such business), if (i) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (ii) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding.

(b)                                 no Seller will directly or indirectly (i) solicit the business of any Person who is a customer of the Company for the purpose of providing any product or service that constitutes a Competing Activity, (ii) cause, induce or attempt to cause or induce any customer, supplier, independent contractor, licensee, licensor, or franchisee or other business relation of the Company to cease or reduce the extent of its business relationship with the Company or to deal with any competitor of the Company or (iii) in any way interfere with the relationship between the Company and any of its customers, suppliers, licensees, licensors, franchisees or other business relations;

(c)                                  no Seller will directly or indirectly for itself or any other Person attempt to employ, employ or enter into any contractual arrangement with any employee of the Company (or any former employee of the Company unless such former employee has not been employed by the Company for a period in excess of twelve months) or otherwise recruit, hire, solicit, cause, induce or attempt to cause or induce any such employee to leave his or her employment with the Company or in any way interfere with the relationship between the Company and any of its employees; and

(d)                                 no Seller will disparage Purchaser, the Company or any of their respective directors, officers, managers, employees or agents.

Each Seller acknowledges that it would be difficult to fully compensate Purchaser for damages resulting from any breach by them of the provisions of this Section 5.7.  Accordingly, in the event of any actual or threatened breach of such provisions, Purchaser shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys’ fees and costs for same, if Purchaser prevails, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond.  In the event that any action, suit or proceeding shall be brought against a Seller for the enforcement of this Section 5.7, the calculation of the Non-Compete Period shall not include the period of time commencing with the filing of the action, suit or proceeding to enforce this Section 5.7 through the date of the final judgment or final resolution (including all appeals, if any) of such action, suit or proceeding.

ARTICLE 6
INDEMNIFICATIONS; SURVIVAL

6.1                               Indemnification by the Sellers.  Subject to the terms and conditions of this Article 6, following the Closing, each of the Sellers (without any right of contribution from the Company) shall indemnify, defend and hold harmless Purchaser, its Affiliates, the Company and their respective successors, assigns, officers, directors, employees, representatives and Agents (collectively, the “Purchaser Indemnified Persons”), from and against, and shall promptly pay or reimburse each Purchaser

Indemnified Person for, any and all Losses suffered or incurred by any such Purchaser Indemnified Person (including any Losses suffered or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement), arising or resulting from or based upon (i) any breach of any representation or warranty contained in Article 4 hereof or any other representation or warranty made by the Sellers or the Company in this Agreement or any other Transaction Document, (ii) the breach of any covenant of the Sellers or the Company contained in Article 5 hereof or any other covenant of the Sellers or the Company in this Agreement or any other Transaction Document, (iii) any and all Transaction Expenses or Indebtedness paid by the Company after the Closing to the extent not actually deducted in calculating the Purchase Price, (iv) Pre-Closing Taxes of the Company (net of Taxes taken into account in the determination of the Closing Working Capital Amount), (vi) any Taxes imposed on the Company, including successors thereof, or any direct or indirect owner of the Company or successor, arising as a result of or in connection with the Transactions and (viii) any Loss as a result of, in connection with or by virtue of any claims that the Purchase Price was not properly calculated or properly allocated among the Sellers (including, but not limited to, any claims that the Purchase Price was not distributed in accordance with any of the Company Organizational Documents).  The foregoing indemnity obligations of the Sellers shall be several only (and not joint) with respect to Randy Nasuti and joint and several with respect to John Nasuti.

6.2                                 Indemnification by Purchaser.  Subject to the terms and conditions of this Article 6, Purchaser shall indemnify the Sellers (the “Seller Indemnified Persons”) from and against, and shall promptly pay or reimburse each Seller Indemnified Person for, any and all Losses suffered or incurred by any such Seller Indemnified Person (including any Losses suffered or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement), arising or resulting from or based upon (i) any breach of any representation or warranty contained in Article 3 hereof or any other representation or warranty made by Purchaser in this Agreement or any other Transaction Document, (ii) the breach of any covenant of Purchaser contained in Article 5 hereof or any other covenant of Purchaser in this Agreement or any other Transaction Document, and (iii) except for Taxes described in Section 6.1, any Taxes for any Tax Period beginning after the Closing Date and the portion of the Straddle Period not including the Interim Period.

6.3                                 Other Indemnification Terms.  Subject to the terms and conditions of this Article 6:

(a)                                  The indemnification provisions contained in this Article 6 are intended to provide the sole and exclusive monetary remedy following the Closing as to all Losses a Party may incur as a result of a breach of a representation, warranty, covenant or agreement contained in the Transaction Documents; provided however, that nothing herein shall prevent any Party from bringing a common law action for fraud, intentional misrepresentation or willful misconduct against any Person whose own fraud, intentional misrepresentation or willful misconduct has caused a Party to incur Losses or limit the Losses recoverable by such Party in such common law action.

(b)                                 Notwithstanding anything to the contrary contained herein, the representations and warranties of any of the Company and the Sellers contained herein shall not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, Purchaser or its Affiliates or Agents concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, no Party shall have any Liability under any provision of this Agreement for any consequential, punitive or special damages.

(d)                                 Any payment made under this Article 6 shall be deemed an adjustment to the Purchase Price.

(e)                                  In the event any Purchaser Indemnified Person shall suffer any Losses for which such Purchaser Indemnified Person is entitled to indemnification hereunder, such Purchaser Indemnified Person shall be entitled to recover such Losses by obtaining cash from the Escrow Amount in an amount equal to the aggregate amount of such Losses, and such recovery shall be made from the Escrow Amount on a basis proportional to the escrow consideration contributed under the Escrow Agreement by or on behalf of each Seller and Purchaser and the Sellers’ Representative shall send joint written instructions to the Escrow Agent advising it as such.  The Purchaser Indemnified Persons shall first exhaust the Escrow Amount before proceeding to make an indemnification claim against the Sellers directly, provided that if a claim for indemnity hereunder is for an amount that is greater than the then current Escrow Amount, the Purchaser Indemnified Persons may proceed against the Sellers directly while also proceeding against the Escrow Amount.

(f)                                    Notwithstanding anything to the contrary contained herein, Sellers shall not be liable hereunder to the Purchaser Indemnified Persons for indemnification pursuant to Section 6.1(i), until the aggregate amount of all Losses in respect of indemnification pursuant to Section 6.1(i) exceeds $50,000, in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar.

(g)                                 Notwithstanding anything to the contrary contained herein, the aggregate amount required to be paid by the Sellers pursuant to Section 6.1(i) shall not exceed in the aggregate fifty percent (50%) of the Purchase Price (the “Cap Amount”); provided, however, the Cap Amount shall not apply to Losses incurred in connection with a Breach of any Fundamental Representation, Section 4.9 (Tax Matters), Section 4.10 (Environmental Matters), Section 4.15 (Employee Plans), or Section 4.20 (Healthcare Regulatory Compliance) or in connection with fraud or intentional misrepresentation.

(h)                                 Notwithstanding anything to the contrary contained herein, the aggregate amount required to be paid by the Sellers pursuant to the provisions of this Article 6 shall not exceed the Purchase Price, provided, however, the limitations set forth in this Section 6.3(h) shall not apply to Losses incurred in connection with fraud or intentional misrepresentation.

6.4                                 Termination of Indemnification.  The obligations to indemnify and hold harmless an Indemnified Person for any breach of representation, warranty or covenant contained in this Agreement pursuant to Sections 6.1 and 6.2 shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 6.6; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any specific matter as to which any Indemnified Person shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice thereof (stating in reasonable detail the basis of such claim, the amount of Loss, if known, and a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises) (a “Claim Notice”) to the Indemnifying Person.

6.5                                 Procedures Relating to Indemnification.

(a)                                  If any Indemnified Person receives written notice of the commencement of any Action or Proceeding or the assertion of any claim or demand made by any third Person against such Indemnified Person (a “Third-Party Claim”) and such Indemnified Person intends to seek indemnity pursuant to this Article 6, then such Indemnified Person shall provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within twenty (20) Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure.

(b)                                 If any Third-Party Claim involves a claim by a third party against an Indemnified Person, the Indemnifying Person may, within ten (10) calendar days after receipt of notice of such Third-Party Claim and upon notice to the Indemnified Person, assume, with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person, at the sole cost and expense of the Indemnifying Person, the settlement or defense thereof; provided, however, that the Indemnifying Person may not assume such settlement or defense (i) unless the Indemnifying Person acknowledges its obligation to indemnify the Indemnified Person for any Losses resulting from such Third-Party Claim, (ii) if the outcome of any judgment or settlement in the matter could materially adversely affect the business of the Purchaser Indemnified Persons, or the Company, (iii) if the Third-Party Claim was brought by a Government Entity or involves a “qui tam” claim, (iv) if the Third-Party Claim involves claims for specific performance or other equitable relief as its primary source of relief, or (v) if the action involves a claim for damages in excess of the then current Escrow Amount and provided, further, that the Indemnified Person may participate at the cost and expense of the Sellers in such settlement or defense through counsel chosen by it.  Notwithstanding the foregoing, if the Third-Party Claim with respect to a breach of the representations and warranties contained in Section 4.9 or the covenants contained in Section 5.4 relates to any Tax period ending after the Closing Date, then no Indemnifying Person other than Purchaser shall be entitled to assume and control the defense of such Third-Party Claim; provided, however, that if the Indemnifying Person is precluded by this sentence from assuming and controlling the defense of a Third-Party Claim, the Indemnifying Person may participate in the defense and settlements of such claim through counsel chosen by it at its sole cost and expense.  Notwithstanding the foregoing, (i) the Indemnified Person may, at the sole cost and expense of the Indemnified Person, at any time prior to the Indemnified Person’s delivery of the Third-Party Claim pursuant to Section 6.5(a), file any motion, answer or other pleadings or take any other action that the Indemnified Person reasonably believes to be necessary or appropriate to protect its interests, (ii) the Indemnified Person may take over the control of the defense or settlement of a Third-Party Claim at any time if it irrevocably waives its right to indemnity under this Article 6 with respect to such claim and (iii) unless and until the Indemnifying Person acknowledges its obligation to indemnify the Indemnified Person for all Losses resulting from such Third-Party Claim, the Indemnifying Person may not, without the consent of the Indemnified Person, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to any Third-Party Claim, such consent not to be unreasonably withheld, conditioned, or delayed.  So long as the Indemnifying Person is contesting any such claim in good faith, the Indemnified Person shall not pay or settle any such claim without the Indemnifying Person’s consent, such consent not to be unreasonably withheld, conditioned, or delayed.

(c)                                  If the Indemnifying Person validly elects to assume and control the defense of a Third-Party Claim, then: (i) the Indemnifying Person will not be liable for any settlement of such Third-Party Claim effected without its consent, which consent will not unreasonably be withheld, conditioned, or delayed, (ii) the Indemnifying Person may settle such Third-Party Claim without the consent of the Indemnified Person if (A) all monetary damages payable in respect of the Third-Party Claim are paid by the Indemnifying Person, (B) the Indemnified Person receives a full, complete, and unconditional release in respect of the Third-Party Claim without any admission or finding of obligation, Liability, fault, or guilt (criminal or otherwise) with respect to the Third-Party Claim, and (C) no injunctive, extraordinary, equitable, or other relief of any kind is imposed on the Indemnified Person or any of its Affiliates, (iii) the Indemnifying Person may otherwise settle such Third-Party Claim only with the consent of the Indemnified Person, which consent will not unreasonably be withheld, conditioned, or delayed, and (iv) the Indemnified Person may employ separate counsel and participate in the defense thereof, but the Indemnified Person will be responsible for the fees and expenses of such counsel, provided, however that if the Indemnified Party reasonably concludes that the Indemnified Party has conflicting interests or different defenses available to it than the Indemnifying Party with respect to such Third-Party Claim, then the Indemnified Party may employ separate counsel and participate in the defense thereof and the fees and expenses of such counsel shall be the obligation of the Indemnifying Party.

(d)                                 If the Indemnifying Person does not validly elect to assume and control the defense of a Third-Party Claim or is otherwise precluded from assuming and controlling the defense hereunder, then the Indemnified Person shall assume the exclusive right to defend, compromise, or settle such Third-Party Claim.  Any defense costs required to be paid by the Indemnifying Person to the Indemnified Person shall be paid as incurred, promptly against delivery of invoices therefor.

(e)                                  Each Indemnified Person shall use commercially reasonable efforts, and shall cause its Affiliates and Agents to use commercially reasonable efforts, to provide the Indemnifying Person with such assistance (without charge) as may reasonably be requested by the Indemnifying Person in connection with any indemnification or defense provided for in this Agreement, including, without limitation, providing the Indemnifying Person with such information, documents, records, and reasonable access to the services of and consultations with such personnel of the Indemnified Person or its Affiliates as the Indemnifying Person deems necessary (provided that such access must not unreasonably interfere with the performance of the duties performed by or responsibilities of such personnel).

6.6                                 Survival of Representations and Warranties.  All representations, warranties and covenants contained in, or arising out of, this Agreement shall survive the Closing and remain in full force and effect for a period through the date that is (a) the twenty-four (24) month anniversary of the Closing Date.  Notwithstanding the foregoing, (y) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.21, 4.25 and 4.26 (collectively, the “Seller Fundamental Representations”) and the representations and warranties contained in Sections 3.1, 3.2 and 3.3 (collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely other than the representation set forth in Sections 4.9, 4.10, 4.15 and 4.20 which shall last until the date that is 60 days following the statute of limitations for such representation and (z) each other covenant or agreement contained in this Agreement or any other Transaction Document shall survive until the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 6.

ARTICLE 7
CONDITIONS TO CLOSING

7.1                                 Conditions to Purchaser’s Obligations at Closing.  The obligations of Purchaser to consummate the Transactions are subject to satisfaction at or prior to Closing, of each of the following conditions (any of which may be waived in writing by Purchaser in whole or in part, but none of which shall be deemed waived in whole or in part solely as a result of Purchaser’s failure to terminate this Agreement):

(a)                                  Representations and Warranties; Performance.  Each of the representations and warranties of the Sellers contained in Article 4 of this Agreement shall be true and correct in all material respects (except for such representations and warranties that are already qualified by their terms by a reference to materiality or Company Material Adverse Change which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as if made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date).  The Sellers and the Company shall have performed and complied with all agreements, covenants and conditions required by this Agreement and the other Transaction Documents to be performed and complied with by them prior to the Closing Date.  The Sellers shall have delivered to Purchaser a certificate, dated the Closing Date, certifying to the foregoing and certifying that there has been no event or occurrence which has had or could reasonably be expected to have a Company Material Adverse Change since the date of this Agreement.

(b)                                 Deliverables.  Sellers shall have delivered to Purchaser each of the items to be delivered to Purchaser pursuant to Section 2.5(a).

7.2                                 Conditions to the Sellers Obligations at Closing.  The obligations of the Sellers and the Company to consummate the Transactions are subject to satisfaction at or prior to Closing, of each of the following conditions (any of which may be waived in writing by the Sellers’ Representative in whole or in part, but none of which shall be deemed waived in whole or in part solely as a result of the failure of the Sellers’ Representative to terminate this Agreement):

(a)                                  Representations and Warranties; Performance.  Each of the representations and warranties of Purchaser contained in Article 3 of this Agreement shall be true and correct in all material respects (except for such representations and warranties that are already qualified by their terms by a reference to materiality or Purchaser Material Adverse Change which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as if made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date).  Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.  Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, certifying to the foregoing.

(b)                                 Deliverables.  Purchaser shall have delivered to the Sellers or the Sellers’ Representative, as applicable, each of the items to be delivered to the Sellers or the Sellers’ Representative pursuant to Section 2.5(b).

ARTICLE 8
MISCELLANEOUS

8.1                                 Expenses.  Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the transactions contemplated hereby (including legal, accounting and other professional fees).

8.2                                 Governing Law.  This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the conflicts of Law principles that would require the application of any other Law.

8.3                                 Jurisdiction; Service of Process.  Any Action or Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the federal and state courts located in the State of Delaware and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts in any such Action or Proceeding, waives any objection he or she may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action or Proceeding shall be heard and determined only in any such court and agrees not to bring any Action or Proceeding arising out of or relating to this Agreement or any Transaction in any other court.  The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Action or Proceeding referred to in the first sentence of this Section 8.3 may be served on any Party anywhere in the world.

8.4                                 Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.5                                 Attorneys’ Fees.  If any Action or Proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Action or Proceeding, in addition to any other relief to which it may be entitled.

8.6                                 Waiver; Remedies Cumulative.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

8.7                                 Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a Party when (a) delivered by hand or by a nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

if to Purchaser to:	CardioNet, Inc. Millennium Three Suite 210 227 Washington Street Conshocken, PA 19428 Attention: Peter Ferola General Counsel Fax: (610) 828-3729

with a copy (which shall not constitute notice) to:	Greenberg Traurig, PA 401 East Las Olas Boulevard, Suite 2000 Fort Lauderdale, FL 33301 Attention: Matthew Miller Fax: (954) 765-1477

if to the Sellers, c/o the Sellers’ Representative, to:	John Nasuti c/o Financial Technology Services, LLC 3055 Kettering Blvd., Suite 219B Dayton, OH 45439 Attention: Amanda Hayes Fax: (937) 395-4415

with a copy (which shall not constitute notice) to:	Joseph C. MacLean 3707 South Maple Bloomfield Hills, MI 48301 Fax: (248) 644-4526

Any Party may change its contact information for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 8.7.

8.8                                 Assignment.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto.  Notwithstanding the foregoing, (a) Purchaser and, on and after the Closing Date, the Company, may assign any or all their respective rights and obligations hereunder to the financing sources for the transactions contemplated hereby without the prior written consent of the other Parties hereto, and (b) Purchaser may assign its rights, but not its obligations, under this Agreement to an Affiliate of Purchaser without the prior consent of the other Parties hereto.

8.9                                 No Third-Party Beneficiaries.  Except for contemplated third party beneficiaries as expressly provided otherwise in this Agreement, this Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns, any legal or equitable rights, remedy or claim hereunder.

8.10                           Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by Purchaser and the Sellers’ Representative.

8.11                           Construction.  In construing this Agreement, including the Exhibits and Schedules and hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, Schedules and Exhibits refer to the Articles, Sections, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (e) no consideration shall be given to the headings of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or Exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (i) the plural shall be deemed to include the singular and vice versa; and (j) the phrase “local time” shall refer to Eastern Standard Time.

8.12                           Entire Agreement.  This Agreement (including any Exhibit or Schedule attached hereto) and the Transaction Documents contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.

8.13                           Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

8.14                           Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Sellers, the Company or the Sellers’ Representative, on the one hand, or Purchaser on the other hand, in accordance with the terms hereof or were otherwise breached by the Sellers, the Company or the Sellers’ Representative, on the one hand, or Purchaser on the other hand.  The Parties further agree that Purchaser or the Sellers and the Sellers’ Representative, as the case may be, shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to seek specific performance of the terms hereof (including that the Parties consummate the Closing), in addition to any other remedy at law or equity.

8.15                           Release.  Each Seller, on behalf of himself, herself or itself and all of his, her or its successors and assigns (collectively the “Seller Releasors”), does hereby release and forever discharge the Company and Purchaser and each of their respective officers, directors, direct and indirect shareholders, members and other equity holders, agents, attorneys, employees, direct and indirect subsidiaries, successors and assigns (collectively, the “Company and Purchaser Released Parties”), as applicable, of and from any and all claims, actions, causes of action, demands, suits, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever, both at law and in equity (collectively, “Claims”), relating to any matter, claim or right, whether presently known or unknown, which any of the Seller Releasors now has, ever had or may have against the Company and Purchaser Released Parties arising from or relating to any facts or events occurring prior to the date hereof, other than Claims arising under, in connection with or related to this Agreement or any document executed in connection with this Agreement, or claims for fraud.

8.16                           Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

PURCHASER:

CARDIONET, INC.

By:	/s/ Joseph Capper
Name: Joseph Capper
Title: President

COMPANY:

ECG SCANNING AND MEDICAL SERVICES, INC.

By:	/s/ John Nasuti

Name: John Nasuti
Title: President

SELLERS:

/s/ John Nasuti
John Nasuti

/s/ Randy Nasuti
Randy Nasuti

[Signature Page - Stock Purchase Agreement]